Exhibit 99

        BALTIMORE, Nov. 22 /PRNewswire-FirstCall/ -- Mercantile Bankshares Corporation (Nasdaq: MRBK) announced today that Jay M. Wilson will be joining the company as Vice Chairman, with primary responsibility for its Investment &Wealth Management Division, effective January 1, 2005.

        Mr. Wilson is a founder and General Partner of Spring Capital Partners, L.P., a private equity fund that provides expansion and acquisition capital to emerging growth companies. One of Spring Capital’s local portfolio companies, InPhonic, Inc., completed a $142.5 million initial public offering last week.

        Mr. Wilson moves to Mercantile already having a rich history with the firm. He served as a member of Mercantile’s Board of Directors and its Trust Executive Committee from 1989 to 1994 and as Executive Vice President in charge of its Investment & Wealth Management Division from 1994 to 1997. It is anticipated that Mr. Wilson will join the boards of both Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company.

        Edward J. Kelly III, Chairman & CEO of Mercantile Bankshares, said, “I have been talking with Jay about re-joining Mercantile since shortly after taking over as CEO in 2001. I became familiar with some of his plans from the mid-1990s and concluded that we shared a vision for what the Investment & Wealth Management Division could be. I could not be more pleased that I have finally persuaded him to come back. No one is better positioned than Jay to capitalize on the considerable progress we have made to date. He brings a broad knowledge of the business and comes with both strong links to the bank and to the communities we serve.”

        Mr. Wilson said, “I am extremely pleased to be returning to an institution that has been an important part of my life for many years. Mercantile has a great culture and a wonderful history, and is vital to the economic and civic life of this region. Under Ned’s leadership, the firm is well-positioned to continue its growth generally and in Investment & Wealth Management in particular. I look forward to achieving our shared aspirations.”

        Mr. Wilson holds degrees from Princeton University and Harvard Business School. In addition to Mercantile, he has served on the boards of many local private companies, and has been active on a number of philanthropic boards, including the Walters Art Museum, where he was President and Chairman, the Baltimore Symphony Orchestra, where he was First Vice Chair, and the Baltimore Development Corporation.

        Kevin McCreadie, who has been instrumental in the growth and improved performance of Investment & Wealth Management for the past two years, will continue as Chief Investment Officer and a member of the holding company’s senior management team.

        Mercantile Bankshares Corporation, with assets in excess of $14 billion, is a regional multibank holding company headquartered in Baltimore, Maryland. It is comprised of Mercantile-Safe Deposit and Trust Company, 12 community banks and a mortgage company. The 13 banks serve communities in Maryland, Washington, D.C., Northern Virginia, the Delmarva Peninsula and southern Pennsylvania. The largest bank, Mercantile-Safe Deposit and Trust Company, represents approximately one-third of total assets and operates 26 offices in Maryland and one commercial office in southern Pennsylvania. The Investment & Wealth Management Division has approximately $21 billion in discretionary assets under management and $46 billion in assets under administration. Additional information is available at http://www.mercantile.com.

SOURCE Mercantile Bankshares Corporation
           -0-                                                  11/22/2004

           /CONTACT: Investor Relations, David E. Borowy, +1-410-347-8361,
David.Borowy@mercantile.net, or Media Relations, Janice M. Davis,
+1-410-237-5971, Janice.Davis@mercantile.net, both of Mercantile Bankshares
Corporation/

           /Web site: http://www.mercantile.com /
           (MRBK)